Exhibit 99.1

Atossa Genetics Announces Second Quarter 2017 Financial Results And Provides Company Update

SEATTLE, August 14, 2017 -- Atossa Genetics Inc. (NASDAQ: ATOS) today announced Second Quarter ended June 30, 2017 financial results and provided an update on recent company developments.

Steve Quay, President and CEO, commented, “we have reached an important milestone by completing enrollment in both the topical and oral arms of our Phase 1 Endoxifen study. We look forward to announcing preliminary top-line results from the topical arm of our endoxifen study later this quarter.”

Recent Corporate Developments

Atossa’s important recent developments include the following:

●	Completed enrollment in both the oral and topical arms of our proprietary Endoxifen Phase 1 dose escalation study.

●	Completed capital raise of approximately $4.4 million gross proceeds.

●	Eliminated warrants to purchase approximately 3 million shares of common stock through cashless warrant exercises on June 30 and subsequent to that eliminated warrants to purchase approximately an additional 1.6 million shares of common stock through cash exercises.

●	Received multiple positive interim safety assessments from the safety committee on our proprietary Endoxifen Phase 1 dose escalation study.

●	Completed the transfer of the Fulvestrant Microcatheter Phase 2 study to Montefiore Medical Center.

Q2 2017 Financial Results

We are in the research and development phase and we did not generate revenue for the three and six months ended June 30, 2017.

Total operating expenses were approximately $1.9 million and $3.6 million for the three and six months ended June 30, 2017, respectively, consisting of general and administrative (G&A) expenses of approximately $1.1 million and $2.2 million, respectively, and research and development (R&D) expenses of approximately $0.8 million and $1.4 million, respectively. Total operating expenses were approximately $1.7 million and $4.0 million for the three and six months ended June 30, 2016, respectively, consisting of G&A expense of approximately $1.6 million and $3.7 million, respectively, and R&D expenses of $0.2 million and $0.3 million, respectively.

About Atossa Genetics

Atossa Genetics Inc., is a clinical-stage pharmaceutical company developing novel therapeutics and delivery methods to treat breast cancer and other breast conditions. For more information, please visit www.atossagenetics.com.

Forward-Looking Statements

Forward-looking statements in this press release, which Atossa undertakes no obligation to update, are subject to risks and uncertainties that may cause actual results to differ materially from the anticipated or estimated future results, including the risks and uncertainties associated with actions and inactions by the FDA, the outcome or timing of regulatory approvals needed by Atossa, lower than anticipated rate of patient enrollment, results of clinical studies, the safety and efficacy of Atossa’s products and services, performance of clinical research organizations and investigators, obstacles resulting from proprietary rights held by others, such as patent rights, and other risks detailed from time to time in Atossa’s filings with the Securities and Exchange Commission, including without limitation its periodic reports on Form 10-K and 10-Q, each as amended and supplemented from time to time.

Atossa Genetics Company Contact:

Atossa Genetics Inc.

Kyle Guse

CFO and General Counsel

(O) 800-351-3902

kyle.guse@atossagenetics.com

Investor Relations Contact

Scott Gordon

CorProminence LLC

377 Oak Street

Concourse 2

Garden City, NY 11530

Office: 516.222.2560

scottg@corprominence.com

Source: Atossa Genetics Inc.

ATOSSA GENETICS INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	June 30,	December 31,
	2017	2016
Assets
Current assets
Cash and cash equivalents	$3,690,023	$3,027,962
Restricted cash	55,000	55,000
Prepaid expenses	228,370	171,601
Other accounts receivable	2,736
Total current assets	3,976,129	3,254,563

Furniture and equipment, net	18,989	55,119
Intangible assets, net	585,683	640,440
Other assets	128,577	194,250
Total assets	$4,709,378	$4,144,372

Liabilities and Stockholders’ Equity

Current liabilities
Accounts payable	$495,811	$254,320
Accrued expenses	44,017	16,964
Payroll liabilities	482,420	769,899
Common stock warrant liability	864,371
Other current liabilities	19,157	6,083
Total current liabilities	1,905,776	1,047,266

Commitments and contingencies (note 13)

Stockholders’ equity
Preferred stock - $.001 par value; 10,000,000 shares authorized, consisting of:
Series A convertible preferred stock- $.001 par value; 4,000 and 0 shares authorized, and 839 and 0 shares issued and outstanding, as of June 30, 2017 and December 31, 2016, respectively	1
Additional paid in capital- Series A convertible preferred stock	774,977
Common stock - $.015 par value; 75,000,000 shares authorized, 10,032,410 and 3,786,913 shares issued and outstanding, as of June 30, 2017 and December 31, 2016, respectively	150,486	56,804
Additional paid-in capital	63,126,929	60,344,050
Accumulated deficit	(61,248,791)	(57,303,748)
Total stockholders’ equity	2,803,602	3,097,106

Total liabilities and stockholders’ equity	$4,709,378	$4,144,372

ATOSSA GENETICS INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	For the Three Months Ended June 30,		For The Six Months Ended June 30,

	2017	2016	2017	2016
Operating expenses:
Research and development	$824,094	$168,992	$1,368,396	$318,963
General and administrative	1,072,169	1,553,391	2,214,712	3,730,960
Total operating expenses	1,896,263	1,722,383	3,583,108	4,049,923
Operating loss	(1,896,263)	(1,722,383)	(3,583,108)	(4,049,923)
Change in fair value of common stock warrants	(152,447)		(152,447)
Warrant financing expense	(192,817)		(192,817)
Other income (expense), net	38		(16,671)
Loss before income taxes	(2,241,489)	(1,722,383)	(3,945,043)	(4,049,923)
Income taxes
Net loss	$(2,241,489)	$(1,722,383)	$(3,945,043)	$(4,049,923)
Deemed dividends attributable to Series A Preferred Stock	(2,568,132)		(2,568,132)
Net loss applicable to common stockholders	$(4,809,621)	$(1,722,383)	$(6,513,175)	$(4,049,923)
Loss per common share - basic and diluted	$(0.64)	$(0.67)	$(1.15)	$(1.63)
Weighted average shares outstanding, basic and diluted	7,476,046	2,587,871	5,641,671	2,485,853